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                                                                   EXHIBIT 10.53


                             THE PACIFIC LUMBER AND
                             BRITT LUMBER COMPANIES


                                   MANAGEMENT
                          INCENTIVE COMPENSATION PLAN
                                      1996


A.       PURPOSE

         1. The intent of the plan is to encourage outstanding performance by key executives related to successful and profitable operations of The Pacific Lumber Company and Britt Lumber Company (the "Company") for calendar year 1996.

         2. The plan is designed to act as a major motivating force in influencing a significantly higher level of sales and income and to provide an equitable means of reward for individual contributions to such improvement.

B.       PARTICIPANTS

         Participants are selected and approved from among The Pacific Lumber and Britt Lumber management group (excluding the lumber sales group) by the president of The Pacific Lumber Company. The plan has two levels of participation (i) Tier I with a target range for payout from five percent to 80 percent of base salary and (ii) Tier II with a target range for payout from three percent to 45 percent of base salary.

C.       INCENTIVE COMPENSATION

                  There are two components to the total award:

         1. The first component of the total award will be based upon achieving the Company's 1996 operating income before depletion, depreciation, amortization and corporate administration charges ("adjusted Company operating income")
                 of $106.3 million. No incentive
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         compensation based on adjusted Company operating income will be earned unless 75 percent of the target is achieved. Incentive compensation will be calculated as a percentage of the annual base salary of eligible participants as of January 1, 1996, adjusted for months worked during the year, based on the following table (interpolated as necessary):

    Actual adjusted 1996
      annual operating                          Percent of 1-01-96
           income                                  annual salary
   ---------------------                      -----------------------
  % of plan   ($ millions)                  Tier I             Tier II
  ---------   ------------                  ------             -------
     75           79.7                       16.5                  3.0
     80           85.0                       18.0                  4.0
     85           90.3                       19.0                  5.0
     90           95.6                       21.0                  6.0
     95          101.0                       23.0                  7.0
     100         106.3       (1996 plan)     25.0                  8.0
     105         111.6                       40.0                 15.0
     110         116.9                       55.0    (max.)       25.0

         2. The second component of the total award will be based upon achieving critical performance objectives during the year. The award for each participant will be determined by the president on a discretionary basis, based upon his evaluation of relative contributions. For 1996, the following objectives are targeted:

                 a. Development and implementation of a THP management plan such that THP submissions for 1996 total at least _______ gross MMBF and unlitigated THP approvals at year end 1996 constitute a balance equal to 100 percent of the 1997 requirements for logs to mill.

                 b. Attainment of net lumber production goal of 367.8 MMBF (PALCO/Britt).

                 c.       Net lumber sales of $228.0 million for 1996.

                 d. Implementation of the 1996 capital budget at less than 110 percent of approved expenditures.




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                 e.       Continue downward trend in lost-time injuries.

                 f.       Development and implementation of a
                          marketing/distribution plan as outlined in the Sales Incentive Compensation Plan (paragraph C.2.b-h)

These Company goals will be individualized for each participant as appropriate and outlined in an attached memorandum.

Incentive compensation will be paid in accordance with achieving the above objectives as follows:

                                          Percent of 1-01-96
                                             annual salary
                                   --------------------------------

   Achievement of objectives        Tier I                 Tier II
  ----------------------------    ----------             ------------
              15%                     5.0                     3.0

              30%                    10.0                     7.0

              45%                    15.0                     8.5

              60%                    20.0                    15.0

              75%                    21.0                    16.0

              80%                    22.0                    16.5

              85%                    23.0                    17.0

              90%                    24.0                    18.0

              95%                    24.5                    19.0

              100%                   25.0      (max.)        20.0

              105%                   25.0                    20.0

              110%                   25.0                    20.0

D.       PAYMENT PROVISIONS

         1. The allocation of the incentive compensation must be approved by the president of The Pacific Lumber Company and the Compensation Committee of MAXXAM Inc.





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         2.      As soon as practicable after December 31, 1996, the amount of incentive compensation will be calculated by the vice president-finance and administration. The final number will be available in January.

         3. Incentive compensation will be paid in cash as soon as practicable after December 31, 1996.

         4. A participant whose employment is discontinued, for any reason other than normal retirement, total disability, or death before the end of the plan period, shall automatically forfeit any claim to incentive compensation for the period. There are no rights vested in any employee during the plan period.

         5. A participant who retires, suffers total disability, or dies during the course of 1996 will receive incentive compensation prorated through the date of retirement, total disability, or death. The incentive payment will be issued after the close of the year along with all other payments from the plan.

         6. In the event of the death of a participant following the end of the plan year but before payment of any incentive compensation which may be due, 100 percent of the applicable incentive compensation shall be paid to the participant's designated beneficiary, if one has been named, or else to the participant's estate as outlined in the plan.

E.       ADMINISTRATION

         1. All provisions of the plan shall be subject to the approval of the president of The Pacific Lumber Company.

         2. The vice president-finance and administration of The Pacific Lumber Company shall be responsible for general administration of the plan.

         3. Final decisions on all questions of computations, policy, or interpretations of provisions of the plan shall be made by the president of The Pacific Lumber Company.





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